Exhibit 99

Farmers & Merchants Bancorp
Reports Record Third Quarter and
Year-to-Date 2020 Earnings

Farmers & Merchants Bancorp (OTCQX: FMCB) today announced record third quarter and year-to-date net income.

For the quarter ending September 30, 2020, Farmers & Merchants Bancorp reported net income of $14.8 million, or $18.66 per share, a 7.8% increase from net income of $13.7 million earned in the third quarter of 2019. Additionally, the Company’s net income over the trailing twelve months was $57.9 million ($73.03 per share as reported), as compared to $54.4 million for the same period in the prior year.

Net interest income for the quarter ended September 30, 2020 was $37.7 million, up 6.9% from the same quarter in 2019. The Company’s net interest margin on a tax equivalent basis was 3.80% in the third quarter of 2020, compared to 4.31% in the third quarter of 2019. The net interest margin in the third quarter of 2020 was impacted by the overall decline in market interest rates, as well as the inclusion of over $347 million in Small Business Administration Paycheck Protection Program loans (11.16% of total portfolio) originated during the second quarter which are accruing interest income at only 1% per annum (plus accreted loan fees). For the third quarter of 2020 the Company’s efficiency ratio was 49.20%. Return on average assets for the third quarter of 2020 was 1.40%, and return on average equity was 14.40%.

Total assets at quarter-end were $4.3 billion, up 20.52% from the third quarter of 2019. Total loans and leases outstanding reached $3.1 billion, an increase of 18.9% from September 30, 2019, and total deposits of $3.8 billion increased 21.5% from September 30, 2019. A portion of this balance sheet growth was due to the Bank’s participation in the Small Business Administration’s Paycheck Protection Program under which we funded over $347 million of loans. At quarter-end, total checking deposits represented 56.4% of total deposits compared to 53.0% at September 30, 2019.

The Company’s credit quality remained strong with only $498,000 of non-performing loans and leases as of September 30, 2020.  Importantly, of the $276.9 million of loans we restructured under the CARES Act guidelines, only $24.1 million have not yet returned to payment status, whether interest-only or full principal and interest.  The provision for credit losses was $1.7 million for the third quarter 2020, and at quarter-end the Company’s allowance for credit losses was $56.8 million, or 1.83% of total loans and leases (2.05% exclusive of government fully guaranteed loans issued under the SBA’s Paycheck Protection Program).

At September 30, 2020, the Company’s total capital ratio was 13.12%, and the tier 1 leverage capital ratio was 9.50%, resulting in the highest possible regulatory classification of “well capitalized.”  Had the Company not participated in the PPP program, the net result would have been an 86 basis point improvement to the September 30, 2020 tier 1 leverage capital ratio, increasing the ratio to 10.36%.

For the nine-month period ending September 30, 2020, net income was $43.2 million, up 4.47% from the prior year, and earnings per weighted average share of common stock outstanding grew to $54.49, compared to $52.64 per share in 2019.  The Company’s net interest margin on a tax equivalent basis was 3.90% in the first nine months of 2020 and the efficiency ratio was 50.5%.  For the first nine months, return on average assets was 1.44%, and return on average equity was 14.54%.

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are pleased that the Company’s earnings growth has continued through the first nine months of 2020 despite significant headwinds from both a continuing low interest rate environment and the COVID-19 pandemic.  Net income was up 4.47% over the same period in the prior year.  We are working hard to protect our margins in what is a very difficult pricing environment.  Our strong operating metrics and credit quality, when combined with adequate levels of loan loss reserves, allowed us to report stronger financial results in the third quarter and first nine months of 2020 compared to many banks that needed to record significant loan loss provisions to reserve for the risks of COVID-19.  However, we realize that the real challenges may still lie ahead as our industry and the country deal with the health and economic effects of the COVID-19 pandemic.

At this current moment, the COVID-19 restrictions on business and other activities put into effect by California Governor Gavin Newsom are continuing to adversely impact economic recovery efforts.  Given the uncertainty as to how long these restrictions will remain in place, and how severe the ultimate economic impact will be, we continue to prepare for what could be a significant recession. Fortunately, we remain confident that our long-term strategy of focusing a large segment of our business on agribusiness and the production, processing and distribution of food supplies will somewhat buffer the Company from changes in the economic environment in California, the United States and globally.  Demand for high quality, protein rich food will continue to grow in the future and California’s great Central Valley is a leading agricultural supplier of many important products.

Designated as an “essential business”, Farmers & Merchants Bank of Central California continues to keep all branches open and maintain regular business hours during this difficult time.  Our staffing levels have remained stable during the COVID-19 crisis, and our employees have been committed to serving the banking needs of our local communities.

We actively participated in the federal government’s Small Business Administration’s Paycheck Protection Program (“PPP”) and we are now working with these customers as they file their applications to have the loans forgiven by the SBA.

From a financial perspective, as reflected by the following September 30, 2020 measures, we remain in a strong financial position as we continue to face this period of economic uncertainty:

•	Liquidity of $938 million consisting of Fed Funds Sold and high quality Investment Securities;

•	Strong Asset Quality as reflected by only $498,000 of non-performing loans, and a negligible delinquency ratio of .036% of total loans;

•	Risk Based Capital Ratio of 13.12%;

•	Allowance for Credit Losses of $56.8 million or 2.05% of loans and leases (exclusive of government guaranteed SBA PPP loans); and

•	ROAA of 1.40% and ROAE of 14.40% in third quarter 2020.

Our credit exposure to the “Hospitality” (primarily hotels) and “Entertainment” (primarily restaurants, health clubs and movie theaters) industries totals $147.4 million in loans and leases outstanding at September 30, 2020.  Most of these loans: (i) were underwritten with an original LTV of 50-70% on the underlying real estate, providing us with what should be adequate collateral coverage; and (ii) have financially strong guarantors with liquidity that provides additional protection. Over and above the impact on the Hospitality and Entertainment industries, there continues to be a general economic slowdown as a result of the Governor’s restrictions on business and other activities.  The Central Valley of California may be in a better position than other areas to weather this impact because agricultural activity has substantially continued.  We are monitoring the impact on our borrowers, and working closely with them using all of the tools at our disposal to help them successfully move through this period of reduced business activity.

Although the low market interest rates and economic slowdown caused by the COVID-19 health crisis are negatively impacting the performance of many financial institutions, we remain cautiously optimistic about the outlook for Farmers & Merchants Bancorp’s financial results in the remainder of 2020.  However, the longer these headwinds persist, the greater the challenge will be to maintain strong financial performance.  Importantly, we will continue to provide support and assistance to our employees, shareholders, customers and communities during this difficult time.”

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations.  We are the 13th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains.  In 2013, the Bank began an expansion into the San Francisco Bay Area with new full-service branches in Walnut Creek and Concord. In early 2018, a loan production office opened in Napa, which converted to a full-service branch in September 2018. The Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA evaluation. Farmers & Merchants Bancorp has paid dividends for 85 consecutive years and we have increased dividends for 55 consecutive years. As a result, we are a member of a select group of only 30 publicly traded companies referred to as “Dividend Kings.” Additionally, the Bank has maintained a 5-Star rating from BauerFinancial for 29 consecutive years, longer than any other commercial bank in the state of California.  For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties, including the continued impact of COVD-19. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.